Exhibit 99.1

Omni Bio Pharmaceutical CEO Provides Company Update

DENVER, CO, January 31, 2013 – Omni Bio Pharmaceutical, Inc. (“Omni Bio”) (OMBP.ob), a biopharmaceutical company focused on the commercialization of alternative uses of alpha-1 antitrypsin (AAT) for the treatment of a variety of indications and the development of recombinant forms of AAT, today provided a company update from its new CEO, Dr. Bruce E. Schneider.

Key points in the update include:

•	Selection of a specific form of the Fc-AAT molecule for preclinical development
•	Recent filing of global patent application for additional novel Fc-AAT constructs
•	Refocused efforts to license method of use patents for plasma-derived AAT with the current manufacturers
•	Sponsorship of clinical trials exploring new uses of plasma-derived AAT

The full text of the update can be viewed on the Company’s website at www.omnibiopharma.com on the homepage or under investor relations.

About Omni Bio Pharmaceutical, Inc.

Omni Bio Pharmaceutical (www.omnibiopharma.com) is a biopharmaceutical company that is focused on AAT and on developing new recombinant versions of AAT that can be applied to the treatment of a broad range of indications including, for example, Type 1 diabetes, graft rejection, graft versus host disease (GVHD), cardiac conditions and inflammatory bowel diseases. Since its formation, Omni Bio has supported research using animal models and human clinical studies that demonstrate that AAT is a promising agent for ameliorating these conditions.

Forward-Looking Statements
Some of the statements made in this press release are forward-looking statements that reflect management's current views and expectations with respect to future events. These forward-looking statements are not a guarantee of future events and are subject to a number of risks and uncertainties, many of which are outside our control, which could cause actual events to differ materially from those expressed or implied by the statements. These risks and uncertainties are based on a number of factors, including but not limited to the business risks disclosed in our SEC filings, especially the section entitled "Risk Factors" in our Annual Report on Form 10-K for the fiscal year ended March 31, 2012.  We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Omni Bio Pharmaceutical, Inc.
Bob Ogden Chief Financial Officer – Investor Relations
(720) 488-4754
Email – investor_relations@omnibiopharma.com